Exhibit 99.1

UNITED REFINING COMPANY ANNOUNCES $350 MILLION OFFERING OF FIRST

PRIORITY SENIOR SECURED NOTES DUE 2018

For Immediate Release:

Warren, PA, February 22, 2011—United Refining Company (the “Company”) today announced that it intends to commence a private offering to eligible purchasers of $350 million of Senior Secured Notes due 2018 (the “Notes”). Net proceeds from this offering will be used to repurchase or redeem its 10 1/2% Senior Notes due 2012.

The Notes have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. The Company plans to offer and issue the Notes only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S.

This press release is being issued pursuant to Rule 135c under the Securities Act of 1933, and is neither an offer to sell nor a solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the Notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

For additional information, please contact:

James E. Murphy

Chief Financial Officer

United Refining Company

15 Bradley Street

Warren, PA 16365

Telephone: (814) 723-1500

About United Refining

We are the leading integrated refiner and marketer of petroleum products in our primary market area, which encompasses Western New York and Northwestern Pennsylvania. We own and operate a petroleum refinery in Warren, Pennsylvania, and our retail segment sells petroleum products under the Kwik Fill®, Citgo® and Keystone® brand names and convenience and grocery items under the Red Apple Food Mart® and Country Fair® brand names.

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Certain statements and information included in this release may constitute “forward looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of United Refining to be materially different from any future results, performance, or achievements expressed or implied in such forward looking statements. Additional discussion of factors that could cause actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in the companies’ SEC filings. The company does not undertake any obligation to update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.